Intermediate Bond Fund of America
February 29, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$38,425
Class B	$18
Class C	$204
Class F-1	$1,256
Class F-2	$2,214
Total	$42,117
Class 529-A	$1,871
Class 529-B	$1
Class 529-C	$97
Class 529-E	$75
Class 529-F-1	$505
Class R-1	$19
Class R-2	$192
Class R-2E	$3
Class R-3	$592
Class R-4	$604
Class R-5	$219
Class R-5E*	$-
Class R-6	$20,767
Total	$24,945
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.0764
Class B	$0.0268
Class C	$0.0242
Class F-1	$0.0731
Class F-2	$0.0918
Class 529-A	$0.0699
Class 529-B	$0.0183
Class 529-C	$0.0194
Class 529-E	$0.0565
Class 529-F-1	$0.0851
Class R-1	$0.0248
Class R-2	$0.0218
Class R-2E	$0.0648
Class R-3	$0.0539
Class R-4	$0.0756
Class R-5	$0.0957
Class R-5E	$0.0433
Class R-6	$0.0994
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	518,175
Class B	520
Class C	8,490
Class F-1	18,476
Class F-2	27,582
Total	573,243
Class 529-A	26,910
Class 529-B	53
Class 529-C	4,898
Class 529-E	1,400
Class 529-F-1	6,025
Class R-1	742
Class R-2	8,809
Class R-2E	252
Class R-3	10,916
Class R-4	8,319
Class R-5	2,379
Class R-5E	1
Class R-6	219,935
Total	290,639
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$13.55
Class B	$13.55
Class C	$13.55
Class F-1	$13.55
Class F-2	$13.55
Class 529-A	$13.55
Class 529-B	$13.55
Class 529-C	$13.55
Class 529-E	$13.55
Class 529-F-1	$13.55
Class R-1	$13.55
Class R-2	$13.55
Class R-2E	$13.54
Class R-3	$13.55
Class R-4	$13.55
Class R-5	$13.55
Class R-5E	$13.55
Class R-6	$13.55
* Amount less than one thousand